Exhibit 10.4

5E Advanced Materials, Inc.

9329 Mariposa Road, Ste 210, Hesperia, CA 92344

December 5, 2023

Dear Mr. Stefan Selig:

On behalf of 5E Advanced Materials, Inc., a Delaware corporation (the “Company”), I am pleased to invite you to become a Disinterested Director (as defined below) of the Company and, as requested, any of the Company’s affiliates.

Effective upon December 5, 2023, you will serve as a disinterested director (a “Disinterested Director”) for the Company, as such term has been construed in accordance with Delaware law. By signing this letter agreement, you confirm that you do not possess material business, close personal relationships, or other affiliations, or any history of any such material business, close personal relationships, or other affiliations, with the Company or any of its major debtholders or its controlling equity holders that would cause you to be unable to (a) exercise independent judgment based on the best interests of each Company or (b) make decisions and carry out your responsibilities as a Disinterested Director in accordance with the terms of the Company’s organizational documents and applicable law.

As a Disinterested Director for the Company, you will receive cash compensation equal to a monthly fee of $35,000, payable monthly in advance, for a term of six months (i.e., $210,000, the “Total Fee”) unless extended by mutual written agreement of you and the Company (determined by an affirmative vote of all other then-serving members of the Board) or termination of this letter agreement as set forth below. Such payments will be prorated to reflect your actual term of service, based on the date of your appointment as a Disinterested Director, and continuing until such date as you cease to serve as a Disinterested Director. For the avoidance of doubt, you shall not be entitled to receive duplicate compensation for your service as a disinterested director of the Company’s affiliates, if applicable.

In addition, you will be reimbursed for all reasonable and documented out-of-pocket business expenses incurred by you in connection with your service to the Company as a Disinterested Director. You will also be covered by the Company’s directors’ and officers’ insurance policy, in an amount and on terms as reasonably determined by the Company. No part of your compensation will be subject to withholding by the Company for the payment of any social security, federal, state, foreign or any other employee payroll taxes. The Company will make such filings or other reports as deemed necessary or appropriate by the Company under applicable laws.

Our expectation is that, as a Disinterested Director, you will meet at least monthly, but likely with greater frequency. We ask that you make yourself available to participate in those meetings either in person or telephonically as may be appropriate.

As a Disinterested Director, you may voluntarily resign or be involuntarily removed by the Company’s shareholders, in which event this letter agreement shall terminate as of the date of such resignation (or removal), subject to the survival of the limitations on use of Confidential Information set forth below. This letter agreement shall also terminate upon your death or incapacitation. In the event of the termination of this agreement and your removal as a

Disinterested Director of the Company without cause, you shall be entitled to payment of any unpaid portion of the Total Fee. To the extent that you are removed as a Disinterested Director of the Company for cause or you voluntarily resign and terminate this letter agreement, you shall not be entitled to any portion of the Total Fee not yet due or owing and you shall be entitled solely to any earned but unpaid fees and pre-approved expenses previously incurred in connection with the performance of the services.

Your service as a Disinterested Director will be in accordance with, and subject to, the organizational documents of the Company and applicable law concerning the service of directors in the state of Delaware, as the same may be further amended from time to time. In accepting this offer, you are representing to us that you do not know of any conflict or legal prohibition that would restrict you from becoming, or could reasonably be expected to preclude you from remaining, a Disinterested Director, including Section 8 of the Clayton Act and other similar provisions.

You and the Company each acknowledge that for you to perform your duties as a Disinterested Director, you shall necessarily be obtaining access to certain confidential information concerning the Company and its affiliates, including, but not limited to, business methods, financial data, and strategic plans which are unique assets of the Company or its affiliates (collectively, the “Confidential Information”). You covenant that you shall not, either directly or indirectly, in any manner, utilize or disclose to any person, firm, corporation, association, or other entity any Confidential Information, except (i) as required by law, (ii) pursuant to a subpoena or order issued by a court, governmental body, agency, or official, or (iii) to the extent such information (A) is generally known to the public, (B) was known to you prior to its disclosure to you by the Company, (C) was obtained by you from a third party which, to your knowledge, was not prohibited from disclosing such information to you pursuant to any contractual, legal, or fiduciary obligation, or (D) was independently derived by you without any use of Confidential Information. You shall provide notice to the Company as soon as is reasonably practicable prior to any disclosure under (i) or (ii) above and shall cooperate with the Company to limit disclosure of Confidential Information to the extent reasonably practicable. This paragraph shall continue in effect after you have ceased acting as a Disinterested Director of the Company.

You and the Company acknowledge that this letter agreement is governed by and shall be construed in accordance with laws of the state of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the state of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdictions other than the state of Delaware.

This letter sets forth the terms of your service with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may be executed in one or more counterparts and must be accepted within five business days of the date set forth above, and it may not be modified or amended except by a written agreement, signed by a duly authorized representative of the Company and you.

We look forward to working with you.

[Signature page follows]

Sincerely,

/s/ David Salisbury
Name: David Salisbury
Title: Chairman of the Board

ACCEPTED AND AGREED:

I accept and consent to be designated as a Disinterested Director and agree to so serve, subject to the terms and conditions set forth herein.

December 5, 2023	/s/ Stefan Selig
Date	Stefan Selig